Exhibit 99.1

CORRECTING AND REPLACING 3PEA Reports Third Quarter 2018 Financial Results

Third quarter revenue and net income increased 60% year over year

CORRECTION...by 3PEA International, Inc.

HENDERSON, Nev.--(BUSINESS WIRE)-- Please replace the release with the following corrected version due to multiple corrections in Q3 2018 Highlights section concerning basis points.

The corrected release reads:

3PEA Reports Third Quarter 2018 Financial Results

Third quarter revenue and net income increased 60% year over year

3PEA International, Inc. (“3PEA” or the “Company”) (NASDAQ:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the third quarter ended September 30, 2018.

Q3 2018 Highlights

•	Third quarter 2018 revenue increased 60% to $6.4 million compared to $4.0 million in the same period last year. Revenue for the nine months ended September 30, 2018 increased 56% to $16.6 million from $10.6 million for the same period last year.

•	Gross profit for the three months ended September 30, 2018 increased 64% to $3.0 million compared to $1.85 million, in the same period last year. Gross profit for the nine months ended September 30, 2018 increased 65% to $7.9 million from $4.8 million for the same period last year.

•	Net income for the three months ended September 30, 2018 was $0.8 million or $.02 per share, a 60% increase when compared to net income of $0.5 million or $.01 per share in the same period last year. Net income for the nine months ended September 30, 2018 was $1.9 million or $0.04 per share, a 55% increase when compared to $1.3 million or $0.03 per share in the same period last year.

•	Adjusted EBITDA for the three months ended September 30, 2018 was $1.5 million or Non-GAAP fully diluted earnings per share of $0.03, a 70% increase when compared to adjusted EBITDA of $0.9 million or Non-GAAP fully diluted earnings per share of $0.02, in the same period last year. Adjusted EBITDA for the nine months ended September 30, 2018 was $3.5 million or Non-GAAP Fully diluted earnings per share of $0.07, a 48% increase when compared to adjusted EBITDA of $2.3 million or Non-GAAP Fully diluted earnings per share of $0.05 in the same period last year (a reconciliation of Adjusted EBITDA to GAAP Net Income is set forth below).

•	Surpassed 2 million PaySign Cardholders participating in 244 card programs, up from 1,750,000 cardholders and 227 card programs for the period ended June 30, 2018.

•	Our revenue conversion rate for the three months ended September 30, 2018 was 3.732%, or 3,73.2 basis points (“bps”) of gross dollar volume loaded on cards. Our revenue conversion rate for the nine months ended September 30, 2018 was 3.68% or 3,68 bps of gross dollar volume loaded on cards.

•	Our gross profit conversion rate for the three months ended September 30, 2018 was 1.76% or 1,76 bps of gross dollar volume loaded on cards. Our gross margin conversion rate for the nine months ended September 30, 2018 was 1.76%, or 1,76 bps of gross dollar volume loaded on cards.

Our net profit conversion rate for the three months ended September 30, 2018 was 0.46% or 46 bps of gross dollar volume loaded on cards. Our net profit conversion rate for the nine months ended September 30, 2018 was 0.43%, or 43 bps of gross dollar volume loaded on cards.

•	Listed on NASDAQ under the symbol “TPNL” as of August 10, 2018.

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Management Commentary

“The third quarter of 2018 was an especially good quarter for 3PEA as we continued our growth in both revenue and net profit. We are pleased with our sustained strong performance and solid operational execution,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “We are particularly pleased with our strong sales pipeline as we head into 2019. We continue to seek acquisition candidates that will broaden our customer reach and enhance product offerings.”

“During the third quarter we had strong results across the board,” commented Dan Henry, Chairman, 3PEA International. “We continue our momentum and executing on our strategic initiatives. As we look ahead to the fourth quarter, our focus continues to be on improving long-term profitability and sustainable performance.”

“The increase in revenue in the third quarter and nine month period was primarily a result of growth in our cardholder base in newly launched and existing card programs,” said Brian Polan, Chief Financial Officer, 3PEA International. “We expect our revenue growth to continue at comparable rates for the foreseeable future.”

Three Months Ended September 30, 2018

Revenues for the three months ended September 30, 2018 were $6,421,396, an increase of $2,419,405, or 60% compared to the same period in the prior year, when revenues were $4,001,991. The Company expects revenues to continue to trend upwards in the long term.

Gross profit for the three months ended September 30, 2018 was $3,044,643, or 47% of revenue, an increase of $1,188,273 compared to the same period in the prior year, when gross profit was $1,856,370, or 46% of revenue.

Selling, general and administrative expenses for the three months ended September 30, 2018 were $1,996,957, an increase of $892,677 compared to the same period in the prior year, when selling, general and administrative expenses were $1,104,280. The increase in selling, general and administrative expenses is primarily due to the expansion of our customer service and technology departments, increased investment in our sales and marketing teams and additional expenses related to our application and acceptance for NASDAQ Capital Market listing.

Our net income for the three months ended September 30, 2018 was $800,862, or $0.02 per fully diluted share, an increase of $300,694, or 60% compared to the same period in the prior year, when we recorded net income of $500,168, or $0.01 per fully diluted share. The increase in our net income is attributable to the aforementioned factors.

Nine Months Ended September 30, 2018

Revenues for the nine months ended September 30, 2018 were $16,558,438, an increase of $5,937,383, or 56% compared to the same period in the prior year, when revenues were $10,621,055. The increase in revenue is primarily due to the expansion of our cardholder base throughout our card programs.

Gross profit for the nine months ended September 30, 2018 was $7,907,599 or 48% of revenue, an increase of $3,121,253 compared to the same period in the prior year, when gross profit was $4,786,346, or 45% of revenue.

Selling, general and administrative expenses for the nine months ended September 30, 2018 were $5,244,684, an increase of $2,396,729 compared to the same period in the prior year, when selling, general and administrative expenses were $2,847,955.

Net income for the nine months ended September 30, 2018 was $1,945,425 or $0.04 per fully diluted share, an increase of $691,421 or 55% compared to the same period in the prior year, when we recorded net income of $1,254,004 or $0.03 per fully diluted share. The increase in our net income is attributable to the aforementioned factors.

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Shareholder Update

The Company’s revenue continues to grow at an accelerated rate when compared to 2017. The Company expects growth to continue at comparable rates for the foreseeable future. Currently, the Company has over 2 million PaySign Cardholders participating in 244 card programs. Going forward, the Company expects to launch a general spend reloadable prepaid card as well as increasing market share in our current market verticals.

Financial Guidance

Based on the Company’s current estimates, The Company continues to expect revenue of $22.75 million to $23.75 million in 2018 as compared to revenue of $15.2 million in 2017. This represents an annual increase of 50% to 56% when compared to 2017 revenue. The Company is raising its Adjusted EBITDA forecast from $4.5 to $5.0 million to $4.8 million to $5.3 million. When compared to $3.0 million in 2017, this represents an annual increase of 60% to 77% when compared to 2017 Adjusted EBITDA.

About 3PEA International

3PEA International (NASDAQ:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc., in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward- Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenues	$6,421,396	$4,001,991	$16,558,438	$10,621,055

Cost of revenues (excluding depreciation and amortization)	3,376,753	2,145,621	8,650,839	5,834,709

Gross profit	3,044,643	1,856,370	7,907,599	4,786,346

Operating expenses
Depreciation and amortization	284,124	276,533	779,797	725,401
Selling, general and administrative	1,996,957	1,104,280	5,244,684	2,847,955

Total operating expenses	2,281,081	1,380,813	6,024,481	3,573,356

Income from operations	763,562	475,557	1,883,118	1,212,990

Other income
Interest income	36,683	14,398	62,298	40,395
Interest expense	–	–	–	(31,623)
Total other income	36,683	14,398	62,298	8,772

Income before provision for income taxes and noncontrolling interest	800,245	489,955	1,945,416	1,221,762

Provision for income taxes	–	3,000	3,125	9,000

Net income before noncontrolling interest	800,245	486,955	1,942,291	1,212,762

Net loss attributable to the noncontrolling interest	617	13,213	3,134	41,242

Net income attributable to 3PEA International, Inc.	$800,862	$500,168	$1,945,425	$1,254,004

Net income per common share - basic	$0.02	$0.01	$0.04	$0.03
Net income per common share - fully diluted	$0.02	$0.01	$0.04	$0.03

Weighted average common shares outstanding - basic	46,467,826	43,474,895	46,370,177	43,308,750
Weighted average common shares outstanding - fully diluted	46,668,798	44,544,895	46,571,149	44,378,750

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

	September 30, 2018 (Unaudited)	December 31, 2017 (Audited)
ASSETS

Current assets
Cash	$4,299,570	$2,748,313
Cash restricted	20,436,369	14,416,444
Accounts receivable	390,959	165,523
Prepaid expenses and other current assets	1,103,407	572,789
Total current assets	26,230,305	17,903,069

Fixed assets, net	907,034	854,402

Intangible and other assets
Deposits	4,551	5,551
Intangible assets, net	1,985,763	1,639,557

Total assets	$29,127,653	$20,402,579

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,052,438	$1,145,083
Customer card funding	20,436,369	14,416,444
Total current liabilities	21,488,807	15,561,527

Total liabilities	21,488,807	15,561,527

Stockholders' equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 44,100,765 and 43,670,765 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	44,101	43,671
Additional paid-in capital	8,011,043	7,155,970
Treasury stock at cost, 303,450 shares at September 30, 2018 and December 31, 2017	(150,000)	(150,000)
Accumulated deficit	(63,047)	(2,008,472)
Total 3PEA International, Inc.'s stockholders' equity	7,842,097	5,041,169
Noncontrolling interest	(203,251)	(200,117)
Total stockholders' equity	7,638,846	4,841,052

Total liabilities and stockholders' equity	$29,127,653	$20,402,579

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3PEA International, Inc. Non-GAAP Measures

To supplement 3PEA's financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items - interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the Company's financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

"EBITDA" defined as earnings before interest, taxes, depreciation and amortization expense. "Adjusted EBITDA" reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with 3PEA's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

	Three months ended September 30,
	2018	2017
Reconciliation of adjusted EBITDA to net income:
Net income attributable to 3PEA International, Inc.	$800,862	$500,168
Income tax expense	–	3,000
Interest expense	–	31,623
Depreciation and amortization	284,124	276,533
EBITDA	1,084,986	811,324
Stock-based compensation	405,921	135,132
Adjusted EBITDA	$1,490,907	$946,456

Fully diluted weighted average shares outstanding	46,668,798	44,544,895
Non-GAAP EPS - fully diluted	$0.03	$0.02

	Nine months ended September 30,
	2018	2017
Reconciliation of adjusted EBITDA to net income:
Net income attributable to 3PEA International, Inc.	$1,945,425	$1,254,004
Income tax expense	3,125	9,000
Interest expense	–	31,623
Depreciation and amortization	779,797	725,401
EBITDA	2,728,347	2,020,028
Stock-based compensation	755,503	238,040
Adjusted EBITDA	$3,483,850	$2,258,068

Fully diluted weighted average shares outstanding	46,571,149	44,378,750
Non-GAAP EPS - fully diluted	$0.07	$0.05

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Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer
bpolan@3pea.com
www.3pea.com
or
S&C Public Relations, Inc.
Suzanne Dawson, 1-646-941-9140
sdawson@scprgroup.com

Source: 3PEA International, Inc.

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